                                                                   EXHIBIT 12-18

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                     Year Ended December 31
                                              2001           2000            1999            1998            1997
                                            ----------------------------------------------------------------------
                                                                   (Millions, except for ratio)
EARNINGS:
    Pretax earnings                         $  320          $  586          $  645          $  678          $  705
    Fixed charges                              314             311             322             311             316
                                            ------          ------          ------          ------          ------
NET EARNINGS                                   634             897             967             989           1,021
                                            ------          ------          ------          ------          ------


FIXED CHARGES:
    Interest expense                           306             277             288             277             282
    Interest factor of rents                     8              34              34              34              34
                                            ------          ------          ------          ------          ------
        Total fixed charges                 $  314          $  311          $  322          $  311          $  316
                                            ------          ------          ------          ------          ------

Ratio of earnings to fixed charges            2.02            2.88            3.00            3.18            3.23
                                            ======          ======          ======          ======          ======

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